Exhibit 10.5

21. SUB-PLAN FOR FRENCH RESIDENTS

21.1. General purpose of Sub-Plan - Definitions

This MILLENDO THERAPEUTICS Inc. Sub Plan for France (the “Sub Plan”) is established for the purpose of granting options which are intended to qualify for the favorable income tax and social tax treatment in France applicable to Options granted under Sections L. 225-177 to L. 225-186 of the French Commercial Code (“French Qualified Stock Options”). The additional terms and conditions detailed below are to be read as being only applicable to French Qualified Options granted under this Section 21. To the extent that the terms and conditions of this Sub-Plan conflict with the terms and conditions set forth in the present Plan or any Option Agreement, the terms and conditions of this Sub-Plan shall prevail.

The other terms and conditions of the present Plan remain applicable to the French Qualified Options.

ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH IN THE PLAN AND IN THE OPTION AGREEMENT.

21.2. Administration

Notwithstanding any other provision of the Plan, unless otherwise agreed by the Administrator, French Qualified Options will be exercisable under the vesting schedule set out in the Plan and in the Option Agreement for employees subject to taxation under the laws of France.

Notwithstanding any other provision of the Plan and in addition to the powers of the Administrator set forth in Section 4 of the Plan, the Administrator is authorized to unilaterally accelerate, reduce, lift or cancel vesting of any option granted under this Sub-Plan, as may be necessary or desirable to comply with the French applicable social or tax laws. Furthermore, the Administrator has the absolute discretion to impose a restriction of up to three years on the sale of Shares issued as a result of an Option exercise. Notwithstanding any other provision of the Plan, the exercise price shall remain unchanged. Subject to Section 13 of the Plan, where there is an increase or change in the Company’s share capital, and more generally where one of the events provided for under Article L.225-181 of the French Commercial Code occurs, an adjustment shall be made to the number and/or purchase price of Shares, in accordance with the provisions of Article R.225-137 of the French Commercial Code. Notification of said adjustment shall be made to the Optionee. In addition the total number of Shares subject to Options granted and remaining unexercised (i.e., outstanding options) will never cover a number of shares exceeding one-third of the share capital of the Company at any time.

21.3. Eligibility

French Qualified Options may be granted only to an Employee who is a French resident taxpayer and/or subject to the French social security scheme in France.

For purposes of this Sub-Plan, the Company is the granting Company or a Parent or Subsidiary of the Company whose at least ten percent (10%) of the capital is held, directly or indirectly, by the granting Company.

Options may not be granted under this Sub-Plan to Optionee owning, upon the Date of Grant, more than ten percent (10%) of the Company’s capital shares, except as permitted under Article L. 225-185 of the French Commercial Code.

Notwithstanding any other provision of the Plan, French Qualified Options may only be granted to individuals:

(a)                                 being considered as a French tax resident subject to taxation in France and having an employment contract either with the granting Company or one of its Parents or Subsidiaries upon the Date of Grant; and/or

(b)                                 to non-employee Directors having a management function (the “président-directeur général,” the “directeur-général,” the “directeur général délégué,” the “members of the “directoire”) of a Parent or Subsidiary of the Company, upon the date of grant.

Options granting the right to subscribe securities which are not admitted to trading on a regulated market may be granted only to the Employees of the Company granting these options or to those of the companies mentioned Article L. 225-180, 1° of the French Commercial Code.

21.4. Limitations upon granting of options for listed companies

If the Shares of the Company are admitted to trading on a regulated market:

•                  the exercise price may not be less than 80% of the average market price over the last twenty trading days preceding that day,

•                  no option may be granted less than twenty trading sessions after the detachment of the Shares of a coupon giving right to a dividend or a capital increase.

The Company shall not grant Options during the closed periods required under Section L.225-177 of the French Commercial Code.

As a result, notwithstanding any other provision of the Plan, Options cannot be granted:

(a)                                 during the ten (10) trading days preceding and following the date on which the consolidated accounts, or, if unavailable, the annual accounts, are made public;

(b)                                 during the period between the date on which the Company’s governing bodies (i.e., the Board of Directors) become aware of information which, if made public, could have a material impact on the price of the Shares, and the date ten (10) trading days after such information is made public.

21.5. Transfer restrictions

THIS FRENCH QUALIFIED OPTIONS SHALL BE PERSONAL TO THE OPTIONEE AND SHALL NOT BE TRANSFERABLE BY THE OPTIONEE IN ANY MANNER OTHER THAN BY INHERITANCE. THE FRENCH QUALIFIED OPTIONS MAY BE EXERCISED DURING THE OPTIONEE’S LIFETIME ONLY BY THE OPTIONEE.

IN THE EVENT OF DEATH OF THE OPTIONEE DURING THE EXERCISE PERIOD OF THE FRENCH QUALIFIED OPTIONS, THE OPTIONEE’S HEIRS WILL HAVE A PERIOD OF SIX (6) MONTHS FOLLOWING THE DATE OF DEATH, TO EXERCISE THE FRENCH QUALIFIED OPTION. UPON EXPIRY OF THIS PERIOD THE OPTION WILL BE NULL AND VOID.

MOREOVER, AT THE TIME OF THE GRANT OF FRENCH QUALIFIED OPTIONS, THE ADMINISTRATOR SHALL, IF ANY OF THE OPTIONEE IS AN OFFICER OR DIRECTOR OF THE COMPANY, EITHER DECIDE THAT SUCH OFFICER OR DIRECTOR CANNOT SELL THE SHARES RECEIVED UPON EXERCISE OF THE FRENCH QUALIFIED OPTIONS BEFORE THE END OF HIS OR HER FUNCTIONS, OR DETERMINE THE NUMBER OF SHARES RECEIVED UPON EXERCISE OF SUCH FRENCH QUALIFIED OPTIONS THAT SUCH OFFICER OR DIRECTOR SHALL KEEP UP TO THE END OF HIS OR HER FUNCTIONS.

THE SHARES ACQUIRED UPON EXERCISE OF THE FRENCH QUALIFIED OPTIONS SHALL ALSO BE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND OTHER LIMITATIONS INCLUDING, WITHOUT LIMITATION, THE PROVISIONS CONTAINED IN THE PRESENT PLAN.

21.6. Miscellaneous

French Qualified Options granted under this Sub Plan must also comply with any other requirements set forth by the French tax and social security law as interpreted and supplemented by the French tax and social security guidelines in effect at the date of grant of French Qualified Options. Except as the Company and Optionee agree in writing, the Company shall not modify the terms of this Sub-plan or of the Option Agreement in such a manner as to cause the Optionee to no longer benefit from the favorable tax and social contribution regimes provided by articles 80 quaterdecies, 80 bis and 150-0 D of the French Tax Code (Code Général des Impôts) and article L.242-1 of the French Social Security Code (Code de la Sécurité Sociale) in connection with the disposition of the shares received upon this French Sub-plan.

Every year, during an ordinary general meeting, the Company will provide its shareholders with an annual report with respect to Options granted and/or exercised by its employees in the financial year in accordance with the provisions of Article L. 225-184 of the French Commercial Code.

21.7. Data Protection

The Company will satisfy any notification, application or prior authorization required under applicable laws in order to comply with French data protection legislation.